Exhibit 99.1

TPG RE Finance Trust, Inc. Closes $1.0 Billion Commercial Real Estate CLO

November 29, 2018 04:47 PM Eastern Standard Time

NEW YORK—(BUSINESS WIRE)—TPG RE Finance Trust, Inc. (NYSE: TRTX) (“TRTX” or the “Company”) announced today the closing of TRTX 2018-FL2, a $1.0 billion managed Commercial Real Estate Collateralized Loan Obligation (“CRE CLO”) with a 24-month reinvestment period. The Company placed $795.1 million of investment grade bonds with third party institutional investors. The CRE CLO financed 25 existing TRTX first mortgage loan investments, comprising 23 pari passu participation interests and two whole loans. TPG RE Finance Trust Management, L.P., TRTX’s external manager, is the collateral manager for the CRE CLO. TRTX 2018-FL2 has an advance rate of 79.5% and a weighted average interest rate at issuance of LIBOR plus 1.45% before transaction costs. Proceeds will be used to retire borrowings under certain of the Company’s secured credit facilities and to fund new first mortgage loan investments.

Greta Guggenheim, Chief Executive Officer of TRTX, commented: “Our second CRE CLO issued this year further contributes to the diversification of our financing sources, as well as our objective of obtaining matched-term funding. This CRE CLO has enabled us to recycle financings in our current credit facilities and increases our return on equity.”

Goldman Sachs & Co. LLC acted as sole structuring agent, co-lead manager and joint bookrunner. J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, and Wells Fargo Securities, LLC acted as co-lead managers and joint bookrunners.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ABOUT TRTX

TPG RE Finance Trust, Inc. is a commercial real estate finance company that focuses primarily on originating, acquiring, and managing first mortgage loans and other commercial real estate-related debt instruments secured by institutional properties located in primary and select secondary markets in the United States. The Company is externally managed by TPG RE Finance Trust Management, L.P., a part of TPG Real Estate, which is the real estate investment platform of TPG. TPG is a global alternative asset firm with a 25-year history and more than $94 billion of assets under management. For more information regarding TRTX, visit www.tpgrefinance.com.

Contacts

INVESTOR RELATIONS

212-405-8500

IR@tpgrefinance.com

MEDIA

TPG RE Finance Trust, Inc.

Courtney Power

415-743-1550

media@tpg.com